Exhibit 5.1

[Letterhead of Quorum Health Corporation]

August 18, 2016

Quorum Health Corporation

1573 Mallory Lane, Suite 100

Brentwood, Tennessee 37027

RE:	Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Senior Vice President, Assistant Secretary and General Counsel for Quorum Health Corporation, a Delaware corporation (the “Company”), and QHCCS, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“QHCCS”). I am delivering this opinion in connection with the registration, pursuant to a Registration Statement on Form S-8 (the “Form S-8”), of the offer and sale of up to $40,000,000 of deferred compensation obligations of QHCCS (the “Deferred Compensation Obligations”), under the QHCCS, LLC Nonqualified Deferred Compensation Plan (the “Plan”). The obligations of QHCCS under the Plan are guaranteed by the Company. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and I express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, I have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company and QHCCS, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company and QHCCS as I have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, I have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, I have relied upon, and assume the accuracy of, representations and warranties contained in the documents and certificates and oral or written statements and other information of or from representatives of the Company and QHCCS and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein. I also have assumed that any future changes to the terms and conditions of the Plan will be duly authorized by QHCCS and will comply with all applicable laws.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that the issuance of the Deferred Compensation Obligations has been duly authorized by QHCCS and, when created and issued in accordance with the terms of the Plan, will be valid and binding obligations of QHCCS, enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to or affecting creditors’ remedies or by general principles of equity.

The opinion expressed herein is limited to the Delaware Limited Liability Company Act (the “DLLCA”) and applicable provisions of the Delaware Constitution, in each case as currently in effect, and reported judicial decisions interpreting the DLLCA and the Delaware Constitution. The opinions expressed herein are given as of the date hereof, and I undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if I become aware of any facts that might change the opinions expressed herein after the date hereof or for any other reason. I hereby consent to the filing of this opinion as an exhibit to the Form S-8 relating to the registration of the Deferred Compensation Obligations.

[Signature Page Follows]

Very truly yours,

/s/ R. Harold McCard, Jr.
R. Harold McCard, Jr.
Senior Vice President, Assistant Secretary and General Counsel

[Signature Page to the S-8 Opinion of the General Counsel of Quorum Health Corporation]